Exhibit 10.32

GCP Applied Technologies Inc.
62 Whittemore Avenue
Cambridge, MA 02140

CONFIDENTIAL

Date , 2019

Name
Address

Dear __________:

GCP Applied Technologies Inc., a Delaware corporation (the "Company"), considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company, its subsidiaries and other business units, and its stockholders.
Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated.
In order to induce you to remain in the employ of GCP (as hereafter defined), the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with GCP is terminated subsequent to a Change in Control of the Company (as hereinafter defined) under the circumstances provided in this Agreement.
1.Definitions. When used in this Agreement as capitalized terms, the following defined terms shall have the meanings set forth or specified in this Section.
(a)"Board" shall have the meaning specified in the first paragraph of this Agreement.
(b)"Change in Control of the Company" means and shall be deemed to have occurred if (i) the Company determines that any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the company in substantially the same proportions as their ownership of stock of the company, has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the outstanding common stock of the Company; (ii) individuals who are Continuing Directors cease to constitute a majority of any class of directors of the Board; or (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Corporate Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own 50% or more of the combined voting power of the corporation resulting from such Corporate Transaction.
(c)"Code" means the Internal Revenue Code of 1986, as amended and in effect at the time of a Change in Control of the Company.
(d)"Company" means GCP Applied Technologies Inc., a Delaware corporation, and any successor as provided in Section 6(a).
(e)"Continuing Director" means any member of the Board who was such a member on the date hereof, and any successor to such a Continuing Director who is approved as a nominee or elected to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board.

(f)	"Corporate Transaction" shall have the meaning specified in Section 1(b).

Exhibit 10.32

(g)	"Date of Termination" shall have the meaning specified in Section 3(e).

(h)	"Disability" shall have the meaning specified in Section 3(a).

(i)	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

(j)"Excise Tax" means the excise tax imposed by Section 4999 of the Code and/or any interest or penalties with respect to such excise tax.

(k)	"GCP" means the Company and/or one or more of its subsidiaries.

(l)	"Good Reason" shall have the meaning specified in Section 3(c).

(m)"Notice of Termination" means a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
(n)"Other Payments" means payments and/or the value of benefits to which you are entitled (other than the Severance Payment) pursuant to any agreement (including this Agreement) that constitute "parachute payments" (as defined in Section 280G of the Code and the regulations thereunder).
(o)"Release” shall mean that certain release of claims attached to this Agreement as Exhibit A, as the same shall be modified by the Company from time to time to conform to applicable laws.
(p)“Restrictive Covenants” shall mean those covenants set forth on the Appendix attached to this Agreement and a part hereof. For the avoidance of doubt, such covenants shall be in addition to, and not in lieu of, any other similar covenants to which you are also subject that are contained in any other agreement or plan of the Company under which you have any rights to payments or benefits.

(q)	“Retirement" shall have the meaning specified in Section 4(a).

(r)"Retirement Plans" means the GCP Applied Technologies Inc. Savings and Investment Plan and any other qualified or nonqualified defined contribution or defined benefit pension plans of GCP; "Retirement Arrangements" means Retirement Plans and agreements of GCP relating to retirement benefits, including, to the extent in existence or in which you participate at the relevant date for purposes of this Agreement, the survivor benefit under any GCP deferred compensation program and the Executive Salary Protection Plan, and "Benefit Plans" means GCP's basic medical, dental and vision plans.
(s)"Severance Payment" means a single, lump sum payment, in accordance with Section 4(c)(ii).
(t)"Tax Advisor" means a tax advisor that, in the reasonable judgment of the Company, is familiar with and experienced in the tasks required of the "tax advisor" hereunder, and is selected by the Company to perform those tasks. The Company shall pay all of the fees and expenses of the Tax Advisor.
2.Term of Agreement. This Agreement shall become effective on ________________, 2019 and shall continue in effect through December 31, 2020; provided, however, that commencing on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement or you shall have given such notice to the Company; provided, further, if a Change in Control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of 24 months beyond the month in which such Change in Control of the Company occurred. This Agreement shall terminate upon your ceasing to be an officer of the Company unless prior thereto a Change in Control of the Company shall have occurred.
3.Termination Following Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company during the term of this Agreement. If any of the events described in Section 1(b) constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4 upon the subsequent termination of your employment during the term of this Agreement unless such termination is (i) because of your death, Disability or Retirement, (ii) by the Company for Cause, or (iii) by you other than for Good Reason, as specified below.

Exhibit 10.32

(a)Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with GCP for six consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability".
(b)Cause. The Company shall be entitled to terminate your employment for Cause. For the purposes of this Agreement, "Cause" means (i) the willful and continued failure by you to substantially perform your duties with GCP (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason) after a written demand for substantial performance is delivered to you as authorized by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to GCP, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of GCP. Any act or omission based upon authority given pursuant to authorization of the Board or upon the advice of counsel for GCP shall be conclusively presumed to be done or omitted by you in good faith and in the best interest of GCP. Notwithstanding the foregoing, your employment shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board, held after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board, finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (i) or (ii) of the second sentence of this Subsection and specifying the particulars thereof in detail.
(c)Good Reason. You shall be entitled to terminate your employment for "Good Reason". For purposes of this Agreement, "Good Reason" means the occurrence after a Change in Control of the Company of any of the following circumstances, without your express written consent, unless such circumstances (other than that specified in Section 3(c)(iii)) are fully corrected prior to the Date of Termination specified in the Notice of Termination given by you in respect thereof:
(i)The assignment to you of any duties inconsistent with your status as an officer of the Company and an executive of GCP or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control of the Company.
(ii)A reduction in your annual rate of base salary as in effect on the date hereof or as the same may be increased from time to time.
(iii)GCP requiring you to be based anywhere other than the metropolitan area in which your office is located immediately prior to the Change in Control of the Company, except for required travel on GCP business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control of the Company.
(iv)The failure by GCP, without your consent, to pay to you any portion of your then current compensation, or the failure by GCP (and/or any trust of which GCP is the grantor) to pay to you any portion of an installment of deferred compensation under any deferred compensation program of GCP within seven days of the date such deferred compensation is due.
(v)The failure by GCP to continue in effect any compensation plan or program in which you participate immediately prior to the Change in Control of the Company which is material to your total compensation, including but not limited to GCP's incentive compensation, stock incentive and deferred compensation plans or programs or any substitute plans or programs adopted prior to such Change in Control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to such plan or program, or the failure by GCP to continue your participation therein (or in such substitute or alternative plan or program) on a basis not materially less favorable, in terms of the amount of benefits provided, as existed at the time of such Change in Control of the Company.
(vi)The failure of the Company to obtain a satisfactory agreement from any successor corporation to assume and agree to perform this Agreement, as contemplated in Section 6.
(vii)Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (d) below (and, if applicable, the requirements of Subsection (b) above). For purposes of this Agreement, no such purported termination shall be effective.
Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with

Exhibit 10.32

respect to, any circumstances constituting Good Reason hereunder.
(d)Notice of Termination. Any purported termination of your employment by GCP or by you following a Change in Control of the Company shall be communicated by a Notice of Termination to the other party hereto in accordance with Sections 1(m) and 7.
(e)Date of Termination, Etc. "Date of Termination" shall mean (i) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), (ii) if your employment is terminated pursuant to Subsection (b) or for Retirement or for any reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (b) above shall not be less than 30 days), and (iii) if your employment is terminated pursuant to Subsection (c), the date that is no later than two years following the date of the initial occurrence of the event giving rise to Good Reason thereunder, you provide the Company with notice of the existence of such event within 90 days of the initial existence of the applicable condition and the Company does not remedy that condition within 30 days of such notice; provided that if within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay, or cause a subsidiary to pay, you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation plans and programs, Retirement Arrangements and Benefit Plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.
4.Compensation during Disability and upon Termination. Following a Change in Control of the Company, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:
(a)Disability; Retirement. During any period that you fail to perform your full-time duties with GCP as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate in effect at the commencement of any such period, plus all other amounts to which you are entitled under any compensation plan or program of GCP in effect during such period, until your employment is terminated for Disability pursuant to Section 3(a). Thereafter your benefits shall be determined under the Retirement Arrangements, Benefit Plans and other compensation plans and programs then in effect in accordance with the terms of such plans and programs.
If your employment shall be terminated by your Retirement, or by reason of your death, the Company shall pay, or cause a subsidiary to pay, you your full base salary through the Date of Termination or the date of your death plus all other amounts to which you are entitled under any compensation plan or program of GCP through such date. Thereafter your benefits shall be determined in accordance with the Retirement Arrangements, Benefit Plans and other compensation plans and programs then in effect in accordance with the terms of such plans and programs. As used herein, "Retirement" shall mean termination of employment due to your “retirement” (whether normal or early retirement) as defined under a Retirement Plan in which you participated prior to such termination but shall not include termination of employment for Good Reason.
(b)Cause; Voluntary Termination. If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, Retirement or death, the Company shall pay, or cause a subsidiary to pay, you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or program of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement except as provided in Section 4(g) below.
(c)Involuntary Termination. If your employment shall be terminated by you for Good Reason, or by the Company other than for Cause or Disability, subject to your continued compliance with the Restrictive Covenants, you shall be entitled to the benefits provided below:
(i)The Company shall pay, or cause a subsidiary to pay you: (A) your full base salary and vacation pay accrued (but not taken) through the Date of Termination at the rate in effect at the time Notice of Termination is

Exhibit 10.32

given, within five days after the Date of Termination; (B) your total "targeted" annual incentive compensation award (under the annual incentive compensation program of the Company as in effect at the time Notice of Termination is given) for the calendar year immediately preceding the year in which the Date of Termination occurs, but only if you have not received such an award for such preceding calendar year; (C) a pro-rata portion of your total "targeted" annual incentive compensation award (under the annual incentive compensation program of the Company as in effect at the time Notice of Termination is given) for the calendar year in which the Date of Termination occurs (determined by reference to your base salary and salary grade on the day before the Date of Termination), calculated by multiplying such total "targeted" award by a fraction of which the numerator is the number of days in such calendar year prior to your Date of Termination, and the denominator is 365; (D) all other amounts to which you are entitled under any compensation plan or program of GCP at the time such payments are due; and (E) an independent, third-party outplacement service provider to provide you (at your request) with outplacement services that are the same as (or substantially similar to) outplacement services generally offered to Company officers.
(ii)In lieu of any further salary payments to you for periods subsequent to the Date of Termination: A Severance Payment equal to 2.00 multiplied by the sum of (a) your annual base salary in effect on the day immediately preceding the Date of Termination plus (b) an amount equal to your total "targeted" annual incentive compensation award (under the annual incentive compensation program of the Company as in effect prior to the time Notice of Termination is given) for the calendar year in which the Date of Termination occurs (determined by reference to your base salary and salary grade on the day before the Date of Termination).
(iii)For a 24-month period following the Date of Termination, the Company shall arrange to provide you, on a taxable basis, with medical, dental and vision benefits substantially similar to those you are receiving under Benefit Plans immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Section 4(c)(iii) shall be reduced to the extent comparable benefits are actually received by you during the 24-month period following the Date of Termination, and any such benefits actually received by you shall be reported by you to the Company.
(d)Excise Tax. (i) In the event that the payments or benefits provided for in this Agreement, when aggregated with any other payments or benefits received by you (the “Aggregate Benefits”), would result in the imposition of the Excise Tax, then your Aggregate Benefits shall be reduced (but not below zero) by the amount necessary to avoid the imposition of the Excise Tax with regard to such Aggregate Benefits being subject to the Excise Tax; provided that such reduction shall only be effective if, as calculated in accordance with this Agreement, the total amount of the Aggregate Benefits, as so reduced (the "Reduced Payment") would be greater than the total amount of the Aggregate Benefits, without regard to any such reduction, after reducing the amount of both the Reduced Payment and the Aggregate Benefits by the total of all applicable federal, state, local and foreign taxes (including, but not limited to, the Excise Tax). Any such reduction shall be applied in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), and (iv) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Code section 409A and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the applicable transaction. Notwithstanding the foregoing, in the event that no stock of the Company or its applicable affiliates is readily tradable on an established securities market or otherwise (within the meaning of Code section 280G) as of immediately prior to an applicable transaction that constitutes a “change in ownership or control” for purposes of Code section 280G, the Company shall submit to a vote of shareholders for approval the portion of the Aggregate Benefits that equal or exceeds three times your “base amount” (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1; provided, that you have first, in your sole discretion, executed a customary waiver of such Excess Parachute Payments. If such shareholder approval is obtained in accordance with Code section 280G, then the Aggregate Benefits shall not be subject to reduction as described above.
(i)The applicable federal, state, local and foreign taxes described in Section 4(d)(i) shall be those taxes that, in the opinion of the Tax Advisor, will be imposed upon you as a result of the receipt or enjoyment of the Aggregate Benefits and shall be calculated based upon the highest possible marginal tax rates that could be applicable to you for the year in which you receive the Aggregate Benefits, unless you inform the Tax Advisor that a different marginal tax rate is applicable with respect to you for any such tax for that year.
(ii)The calculations necessary to effectuate the provisions of this Section 4(d) shall be performed by the Tax Advisor prior to the date the Severance Payment is made to you pursuant to Section 4(e). All issues with regard to those calculations that are not specifically provided for by this Agreement shall be decided in a manner that provides you with the greatest net after-tax benefit with respect to the Aggregate Benefits, taking into consideration the above-mentioned applicable federal, state, local and foreign taxes (the “After-Tax Total Payment”).

Exhibit 10.32

(e)	Payment of Severance Payment and Other Payments.

(i)The Severance Payment to which you are entitled shall be paid to you not later than the fifth day following your Date of Termination; provided, however, that if the amount of such payment cannot be fully determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Tax Advisor, of the amount of such payment and shall pay the remainder of such payment (together with interest from such fifth day to the date of such payment at a rate of interest per annum equal to the prime rate of interest announced by Morgan Guaranty Trust Company of New York (or the successor thereto) from time to time plus 2 percentage points) as soon as the amount thereof can be determined but in no event later than the thirtieth day after your Date of Termination. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall be payable by you to the Company, without interest, on the fifth day after demand by the Company.
(ii)Unless otherwise provided in this Agreement and except for the amounts due under Section 4(c)(i)(A) of this Agreement, all payments and benefits due hereunder shall be paid or provided by the Company no later than sixty (60) days after the Date of Termination.
(iii)The Company also shall reimburse you for all reasonable legal fees and expenses incurred by you as a result of your termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination, in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Code section 4999 to any payment or benefit provided hereunder). Such payments shall be made at the later of the times specified in Section 4(e)(i) above, or within five days after your request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.
(iv)Notwithstanding anything in this Agreement to the contrary, as a condition to receipt by you of the payments and benefits due from the Company pursuant to the applicable provision in this Agreement in connection with termination of your employment, you shall execute and deliver to the Company within forty-six (46) days after the Date of Termination, a general release of all claims you may have against the Company and its affiliates, respective officers and Boards of Directors in the form of the Release, which Release shall not have been revoked by you. In the event that payments otherwise due under this Agreement may be paid in one of two calendar years as a result of the timing of your delivery of the Release to the Company shall be paid in the later of such calendar years.
(v)In addition, if it is determined in a court of law that you have violated any Restrictive Covenant in any material respect, the Company shall be entitled to cease any payments due hereunder and/or the provision of any payment or benefit hereunder, and/or require immediate repayment by you of all or any portion of such payment and/or benefit you may have already received prior to such violation.
(f)No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owing by you to the Company, or otherwise, except as provided in Section 4(c)(iii) above.
(g)Retirement Benefits. In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under all Retirement Arrangements.
(h)Tax Advisor. Each calculation necessary to effectuate the provisions of Section 4 shall be performed by the Tax Advisor within the appropriate time periods specified herein for such calculation or, absent such specification, prior to the date the Severance Payment is made to you pursuant to Section 4(e) above. All issues with regard to those calculations that are not specifically provided for by this Agreement shall be decided in a manner that provides you with the greatest After-Tax Total Payment. Any determination by the Tax Advisor shall be binding upon you and the Company.
5.Relationship to Other Agreements and Plans. To the extent that any provision of any other agreement between GCP and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for the purposes of this Agreement (while this Agreement remains in effect) the provision of this Agreement (including the Appendix hereto which is incorporated by reference herein) shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. The Severance Payment and no other payments referenced herein (other than the pro-rated annual incentive payment under Section 4(c)(i)(C)) shall be considered

Exhibit 10.32

to be compensation for the purpose of any Retirement Arrangements, Benefit Plans or compensation plans of GCP.

6.	Successors.

(a)Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase or merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination (provided you shall have delivered a Notice of Termination to the Company). As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and/or any successor to the Company's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(b)Your Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, such payments shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
7.Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
8.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.
9.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
10.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration, whether commenced by you or the Company, shall be conducted in the city and state in which you reside; the city and state in which the Company maintains its principal offices; or the city and state in which you were employed at the time the dispute or controversy arose, as designated by you. Any arbitration pursuant to this provision shall be conducted before an arbitrator to be selected by the Company from a list of three arbitrators to be provided by you to the Company. All expenses, including attorney's fees, which you incur as a result of the arbitration and/or the dispute or controversy giving rise to the arbitration shall be paid directly by the Company. In the event that you are entitled to, or believe that you are entitled to, compensation pursuant to Section 4, the Company shall pay you such compensation unless and until directed to cease such payments pursuant to an award issued in accordance with this Section 10. Judgment may be entered on an award issued pursuant to this Section in any court of competent jurisdiction. In the event that the Company seeks to stay an arbitration sought under this Section 10, it shall post a bond, or provide similar security, in an amount equal to any unpaid compensation which is due you, or claimed to be due you, pursuant to Section 4.
11.General. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board or its Compensation Committee or any successor to such Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
The section and subsection headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.
Any payments provided for hereunder shall be paid net of any applicable withholding required under federal,

Exhibit 10.32

state, local or foreign law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.
12.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Secretary of the Company the enclosed copy of this letter which will then constitute our agreement on this subject. By your signing this Agreement, you agree that, as of the date hereof, this Agreement supersedes any and all prior agreements between you and the Company setting forth your severance benefits in the event of a Change in Control of the Company.

13.	409A Provisions.

General Provisions

You are aware that it is likely that you will be regarded as a “specified employee”, within the meaning of Code section 409A(a)(2)(B), should you become entitled to benefits under this Agreement. In that case, notwithstanding any other provision of this Agreement to the contrary, you shall not be paid any of those benefits that constitute “nonqualified deferred compensation” within the meaning of Code section 409A under this Agreement until the first day following the date that is 6 months after your “separation from service” (within the meaning of Code section 409A(2)(A)(i)) from the Company or your date of death if sooner; provided, however, if your employment is terminated involuntarily or for “409A Good Reason” (as specified below), then you may receive prior to that date an amount of the Severance Payment under this Agreement that does not exceed an amount that is two times the compensation limit under Code section 401(a)(17) at the time of your termination (or two times your annual compensation (as defined under Code Section 409A for this purpose) at the Date of Termination, if less, as required under the regulations promulgated thereunder).
Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Code section 409A shall be made in accordance with the requirements of Code section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefits. Further, the Severance Payment is intended to be exempt from Code section 409A or, with respect to any such payment that is not so exempt, to be in compliance with that Code section; and the provisions of this Agreement shall be interpreted and administered in that manner.
Definition of 409A Good Reason

“409A Good Reason” shall mean any of the following conditions, provided that any interpretation of those conditions shall comply with Code section 409A and all applicable guidance thereunder:

•	a material diminution of your base salary;

•	a material diminution in your authority, duties or responsibilities;

•	a material diminution in the authority, duties or responsibilities of your supervisor;

•	a material diminution in the budget over which you retain authority;

•	a material change in geographic location at which you must perform services; or

•	any other action or inaction that constitutes a material breach of the terms of your employment agreement, if any.
Provided that any of these conditions shall be regarded as “409A Good Reason” only if (i) you actually terminate employment with the Company prior to a date that is two years following the initial existence of the condition and (ii) the amount, time and form of payment upon a termination of employment for “409A Good Reason” is the same as the amount, time and form of payment payable upon involuntary termination without cause; and only if you

Exhibit 10.32

provide the Company with notice of the existence of “409A Good Reason” within 90 days of the initial existence of the applicable condition and the Company does not remedy that condition within 30 days of such notice.
This description of the conditions that constitute “409A Good Reason” shall have no effect upon your entitlement to benefits under this Agreement, but shall only be used to determine if you would be entitled to receive any portion of those benefits prior to a date that is 6 months after your separation from service from the Company, in compliance with Code section 409A.

[signatures on next page]
Sincerely,

GCP Applied Technologies Inc.

By: __________------____________
Name:

Accepted and agreed to this _____ day of _________, 2019.

___________________________
Name:

Exhibit 10.32

Appendix
Restrictive Covenants
1.     Covenants.

(a)Non-Competition. You agree that, during the Non-Compete Restricted Period (as defined below), you shall not, directly or indirectly, other than as an employee or agent of the Company or one of its affiliates, whether as shareholder, owner, member, advisor, principal, partner, director, trustee, officer, employee, agent, consultant, contractor, or otherwise, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, or otherwise provide services to or be associated with any Person that provides advisory services that are also provided by, or are substantially similar to those provided by, the Protected Business in any geographical or market area where the Company or its affiliates engages in the Protected Business; provided that ownership of up to a 1% equity interest in any such Person shall not be deemed a breach or violation of this Section 1(a).
(b)Client Non-Solicitation; No Employment by Clients. You agree that, during the Non-Solicit Restricted Period (as defined below), you shall not, directly or indirectly, (i) induce or attempt to induce any Protected Client, customer, vendor or other business relation of the Company or of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such Protected Client, customer, vendor or business relation, on the one hand, and the Company or any affiliate of the Company, on the other hand, (ii) solicit business from any Protected Client, attempt to solicit business from any Protected Client, or accept any unsolicited request from the Protected Client to do business with, for, or on behalf of any Person other than the Company or one of its affiliates or (iii) accept employment or a service arrangement with or otherwise associate with any Protected Client under circumstances where you will provide services of the same or similar type to those which you or the Company or one of its affiliates provided to the Protected Client during your employment with the Company and its affiliates.
(c)Employee Non-Solicitation. During the Non-Solicit Restricted Period, you shall not directly or indirectly, solicit, attempt to solicit, knowingly assist others to solicit, hire or knowingly assist others to hire for employment or for the performance of services, any person who is (in his or her own capacity, or through an entity controlled by such person), or within the preceding twelve (12) months was, a member, officer, manager, employee, consultant, or independent contractor of the Company or any of its affiliates (other than general solicitations of employment not specifically targeted at such individuals).
(d)Subsequent Employment. For so long as any of your obligations under this Appendix remains in effect, you hereby agrees that prior to accepting employment with any other person or entity, you will provide such prospective employer with written notice of the provisions of this Agreement.
(e)Non-Disparagement. You shall, during and after employment, refrain from making any statements or comments (orally or in writing) of a defamatory or disparaging nature to any third party regarding the Company or any of its affiliates, or any of the Company’s officers, directors, personnel, policies or products, other than to comply with applicable law and only after first notifying the Company in advance of the compelling reason.

1.General.
(a) If any of the Restrictive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Restrictive Covenants shall not be affected thereby; provided, however, that if any of such Restrictive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Restrictive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
(b)You acknowledge and agree that: (i) the purposes of the Restrictive Covenants are to protect the ownership interests in and/or goodwill of the Company and its affiliates (or of any person or entity deriving from the Company or one of its affiliates title to the goodwill of, or the ownership interest in, the Company or one of its affiliates), and to prevent you from interfering with the business of the Company and its affiliates; (ii) the

Exhibit 10.32

Covenants are being given in part in consideration for the Severance Payment and other payments and benefits that may become due to you under the Agreement and your receipt of Confidential Information during your employment with the Company and its affiliates; (iii) because of the nature of the businesses in which the Company and its affiliates are engaged and because of the nature of the Confidential Information to which you have access, it would be impractical and excessively difficult to determine the actual damages of the Company and its affiliates in the event you breached any of the Restrictive Covenants; and (iv) remedies at law (such as monetary damages) for any breach of the Covenants would be inadequate. You therefore agree and consent that if you commit any breach of a Restrictive Covenant or threaten to commit any such breach, the Company and its affiliates (or any person or entity deriving from the Company or one of its affiliates title to the goodwill of, or the ownership interest in, the Company or one of its affiliates) shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to each of them) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.
(c)The Restrictive Covenants shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of your employment with the Company and its affiliates.
(d)You understand that the Restrictive Covenants may limit your ability to earn a livelihood in a business similar to the business of the Company and you agree that this understanding was expressly considered and taken into account by you in making the decision to enter into this Agreement.
(e)For purposes of this Appendix, the following terms shall mean the following:
“Confidential Information” means any confidential, proprietary and/or private information relating to the Company and its affiliates, their clients, their business and third parties with whom the Company or its affiliates does or did business (including, but not limited to, trade secrets, client lists, passwords, marketing strategies, financial information, royalty information, contracts with third parties and the terms thereof, contracts with employees and advisors, contract proposals and negotiations, government, legislative and regulatory activities, litigation matters, personnel matters, Company policies and information concerning activities, conduct, or statements of or concerning, officers, employees, directors, advisors, agents or contractors of the Company or any affiliate in the course of their employment or service to the Company or its affiliates).
“Non-Compete Restricted Period” means the period commencing on the Date of Termination and ending on the [first] anniversary thereof.
“Non-Solicit Restricted Period” means the period commencing on the Date of Termination and ending on the [first] anniversary thereof.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).
“Protected Business” means the business of the Company and its affiliates in which the Company and its affiliates are engaged in at any time during your employment with the Company and its affiliates.
“Protected Client” means any prior, current or prospective client of the Company or one of its affiliates for whom you performed services on behalf of the Company or one of its affiliates, to whom you marketed or promoted the services of the Company or its affiliates, or about whom you acquired non-public information during your employment with the Company.

Exhibit 10.32

Exhibit A
General Release of Claims

This General Release of Claims (this “Release”) is granted effective as of _____________ _____, 20____, by __________________ (“you”) in favor of GCP Applied Technologies Inc. (the “Company”). This is the Release referred to in that certain letter agreement effective as of ______________ 2019 between you and the Company (the “Agreement”). You give this Release in consideration of the Company’s promises and covenants as recited in the Agreement, with respect to which this Release is an integral part.

In consideration of the promises of the Company, you (on your own behalf and on behalf of your agents, heirs, personal representatives, and assigns) hereby release and forever discharge the Company and all of its affiliates and related entities, predecessors, successors and assigns (whether to all or any part of such entities’ businesses), and all of such entities’ officers, directors, shareholders, agents, representatives, attorneys, and employees (current and former) (all released individuals and entities are hereafter referred to as the “Releasees”), and Releasees’ heirs, assigns and successors, from any and all claims and causes of action that may exist in law or equity, whether known or unknown, as of the date of your execution of this Release which are based on or are in any way related to your employment with the Company or the termination of that employment, with the exception of any claims that cannot be waived by law. The scope of claims being released includes all causes of action to the extent permitted by law including, but not limited to, claims under Company policies or practices; federal, state, local and common law, fair employment practices or discrimination laws; laws pertaining to breach of contract or wrongful termination; claims arising under any whistleblowing, harassment, or retaliation laws; any claim arising out of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, 42 U.S.C. s.1981,Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, Executive Order 11246, the Vocational Rehabilitation Act of 1973, the Immigration Reform and Control Act, the Equal Pay Act of 1963, the Family Medical Leave Act, Section 806 of the Sarbanes Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act of 2008, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Payment of Wages Act (M.G.L. ch. 149, § 148 et seq.), the Massachusetts Minimum Fair Wages and Overtime Laws (M.G.L. ch. 151 § 1 et seq.), the Massachusetts Independent Contractor Statute, the Massachusetts Earned Time Law, the Massachusetts Parental Leave Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Small Necessities Leave Act, the Massachusetts Consumer Protection Act, the Massachusetts Privacy Statute, and the Massachusetts Constitution; each as they have been amended, and any other law, regulation or decision relating to employment or termination of employment.

In addition, you agree that you will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees or Releasees’ heirs, assigns and successors for any released claim in any court, or any arbitral forum. You further agree that if you do so, you shall be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees or Releasees’ heirs, assigns and successors in connection with your suit, action, or grievance. You also waive your right to any relief sought in connection with such released

Exhibit 10.32

claim, including any right to damages, attorneys’ fees, costs, reinstatement and all other legal or equitable relief.

You agree that you will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration or compensation relating to any rights or claims that have been released in this Release. You maintain the right to participate in any investigation or proceeding conducted by a government enforcement agency, but you agree to waive any and all rights to collect any monetary recovery.

This Release does not apply to any claims arising after your execution of the Release. You agree that this Release will be governed by the laws of the state of Massachusetts.

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS RELEASE AND ACKNOWLEDGE THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU ACKNOWLEDGE THAT YOU HAVE HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF YOUR CHOOSING CONCERNING YOUR EXECUTION OF THIS RELEASE AND THAT YOU ARE SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

__________________________
[NAME]
Date: _____________________